Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of June 27, 2006 (the “Effective Date”), by and between EXACT Sciences Corporation, a Delaware corporation with its headquarters located at 100 Campus Drive, Marlborough, Massachusetts 01752 (the “Employer”), and Don M. Hardison (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1.             Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.             Capacity. The Executive shall serve as the President and Chief Executive Officer of the Employer and shall continue to serve as a member of the Board of Directors, subject to election by the shareholders of the Employer. The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Board of Directors. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors.

3.             Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the “Term”) shall be two (2) years from the Effective Date and shall be renewed automatically for periods of one (1) year commencing at the second anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either the Executive or the Employer gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary of such party’s election not to extend the Term.

4.             Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)           Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of Three Hundred Fifty Five Thousand Dollars ($355,000), subject to adjustment from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b)           Executive Incentive Plan. The Executive shall be entitled to participate in the Employer’s Executive Incentive Plan, as may be amended from time to time by the Board of Directors or the Compensation Committee.

(c)           Retention Bonus. The Executive shall be entitled to a retention bonus (a “Retention Bonus”) in the amount of Two Hundred Thousand Dollars ($200,000) on each of January 1, 2007 and January 1, 2008, provided the Executive continues to be employed by the Employer as its President and Chief Executive Officer on such date. The Retention Bonus shall be payable to the Executive in a lump sum payment on the Employer’s next regular payroll date following the date on which the Retention Bonus was earned. The total unpaid Retention Bonus amount shall be accelerated and payable to the Executive upon the occurrence of (i) the sale by the Employer of all or substantially all of its assets, (ii) the merger or consolidation of the Employer with or into another entity in a transaction where the shares of the Employer’s capital stock outstanding immediately prior to the closing of such merger or consolidation represent or are converted into or exchanged for shares that represent less than a majority of the shares of capital stock of the resulting or surviving entity outstanding immediately after the closing of such merger or consolidation, (iii) a vote by the Employer’s Board of Directors or stockholders to commence with the liquidation, dissolution or winding up of the Employer, or (iv) the termination of the Executive’s employment by the Employer without Cause (as defined in Section 6(a)); provided, in any case, that the Executive continues to be employed by the Employer as its President and Chief Executive Officer immediately prior to occurrence of such event.

(d)           Regular Benefits. The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, supplemental retirement plans, stock option and incentive plans, stock purchase plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(e)           Reimbursement of Business Expenses. The Employer shall reimburse the Executive for all reasonable expenses incurred by him in performing services during the Term, in accordance with the Employer’s policies and procedures for its senior executive officers, as in effect from time to time.

(f)            Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g)           Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement or as otherwise approved by the Compensation Committee of the Board of Directors.

5.             Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors;  provided that nothing in this Agreement shall be construed as preventing the Executive from:

(a)           investing the Executive’s assets in any company or other entity in a manner not prohibited by that certain Employee Non-competition Agreement dated May 5, 2000, between the Executive and the Employer (the “Noncompetition Agreement”) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

(b)           engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6.             Termination. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a)           Termination by the Employer for Cause. The Executive’s employment under this Agreement may be terminated for Cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive. Only the following shall constitute “Cause” for such termination:

(i)            any act, whether or not involving the Employer or any affiliate of the Employer, of fraud or gross misconduct, the latter of which shall be considered to include any act of a sexual nature that would be expected to be offensive to a reasonable employee;

(ii)           dishonest statements or acts of the Executive with respect to the Employer or any affiliate of the Employer;

(iii)          the commission by the Executive of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iv)          gross negligence, willful misconduct or insubordination of the Executive with respect to the Employer or any affiliate of the Employer; or

(v)           a breach by the Executive of any of the Executive’s obligations under this Agreement.

(b)           Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Employer without cause upon written notice to the Executive.

(c)           Death. The Executive’s employment with the Employer shall terminate upon his death.

(d)           Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the lesser of (i) twelve (12) months; or (ii) the remainder of the Term, and the Executive’s employment may be terminated by the Employer at any time thereafter. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive. Nothing in this Section 6(e) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

7.             Compensation Upon Termination.

(a)           Termination Generally. If the Executive’s employment with the Employer is terminated for any reason during the Term, the Employer shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Employer (the “Accrued Benefit”). Notwithstanding anything herein to the contrary, any Retention Bonus amounts shall only be payable if the requirements of Section 4(c) are satisfied.

(b)           Termination by the Employer Without Cause. In the event of termination of the Executive’s employment with the Employer pursuant to Section 6(b) above and subject to the Executive’s agreement to a release of any and all legal claims in a form satisfactory to the Employer, the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”):

(i)            continuation of the Executive’s Salary at the rate then in effect pursuant to Section 4(a); and

(ii)           continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the Executive at the active employee’s rate.

The Termination Benefits set forth in (i) and (ii) above shall continue effective for twelve (12) months after the date of termination (the “Termination Benefits Period”); provided, however, that the Termination Benefits set forth in (ii) above shall terminate on the earlier of (i) the Termination Benefits Period and (ii) the date the Executive becomes eligible to receive health plan benefits from another source. The Employer’s liability for Salary continuation pursuant to Section 7(b)(i) shall be reduced by the amount of any severance pay due or otherwise paid to the Executive pursuant to the Severance Agreement dated January 4, 2001, between the Executive and the Employer or any other severance pay plan or stay bonus plan of the Employer. Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 7(b)(ii) ceases. In the event of the Executive’s death during the Termination Benefits Period, the Termination Benefits shall be payable to the Executive’s heirs.

(c)           Termination by the Employer with Cause. If the Executive’s employment is terminated by the Employer with Cause under Section 6(a), the Employer shall have no further obligation to the Executive other than payment of his Accrued Benefit.

(d)           Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Executive’s termination of employment with the Employer, the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and the Employer notifies the Executive that, based on the advice of counsel, the deferral of the commencement of any severance benefits set forth in this Section 7 is necessary in order to comply with Section 409A of the Code, then the Employer shall defer the commencement of the severance benefits (without any reduction) by a period of at least six months after the Executive’s termination of employment and any payments so deferred shall earn interest calculated at the prime rate of interest reported by The Wall Street Journal as of the date of termination. Any severance benefits that would have been paid during such six-month period but for the provisions of the preceding sentence shall be paid in a lump sum to the Executive six (6) months and one (1) day after the Executive’s termination of employment. The provisions of this Section 7(d) shall apply only to the extent required to avoid the Executive’s incurrence of any accelerated or additional tax under Section 409A of the Code.

8.             Confidential Information, Noncompetition and Cooperation. The Noncompetition Agreement and the Employee Non-Disclosure and Developments Agreement dated May 5, 2006, between the Executive and the Employer (the “Non-Disclosure Agreement”) shall continue in full force and effect and are hereby incorporated herein by reference. The Executive understands and agrees that his obligations under the Noncompetition Agreement and Non-Disclosure Agreement will continue in accordance with the express terms of those agreements regardless of any changes in the Executive’s title, position, duties, Salary, compensation or benefits or other terms and conditions of employment. The Executive agrees and confirms that any violation whatsoever of the provisions of the Noncompetition Agreement or the Non-Disclosure Agreement will constitute a material breach of this Agreement.

9.             Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach hereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10.           Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) or any objective he may have with respect to personal jurisdiction or service of process.

11.           Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, excluding the Noncompetition Agreement and the Non-Disclosure Agreement which, pursuant to Section 8, are incorporated herein by reference and shall continue in full force and effect in accordance with their terms.

12.           Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer will have the right to assign this Agreement to its affiliates, successors and assigns and the Executive does hereby expressly consent to be bound by the provisions of this Agreement for the benefit of the Employer or any affiliate, successor and assign to whose employ the Executive may be transferred without the necessity that this Agreement be resigned at the time of such transfer. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.           Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

16.           Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

17.           Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

18.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.

EXECUTIVE	EMPLOYER

EXACT Sciences Corporation

/s/ Don M. Hardison	By :	/s/ Jeffrey R. Luber
Don M. Hardison	Name:	Jeffrey R. Luber
	Title:	Vice President, Chief Financial Officer,Treasurer, General Counsel, and Secretary